Exhibit 99.1

Ampio Pharmaceuticals Announces Active IND for OptinaTM for the Treatment of Diabetic Macular Edema (DME)

GREENWOOD VILLAGE, Colo., January 22, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ: AMPE) announced today that the FDA has accepted the Company’s IND for OptinaTM for the treatment of diabetic macular edema (DME). Ampio plans to commence enrollment in a clinical trial in the first quarter of 2013. The FDA granted OptinaTM 505(b)(2) status in July, 2012. Drugs designated under this pathway can be approved on a single trial.

Michael Macaluso, Chairman and CEO of Ampio, commented “Having an active IND for OptinaTM is an important milestone in the advancement of our lead compounds from our pipeline. This is a significant step in the approval process through an agreed upon 505(b)(2) pathway with the FDA. DME is a devastating complication of diabetes and we believe, based on a previous phase 2 study performed in Canada and extensive in vitro data, that OptinaTM has the potential to become a valuable treatment option for DME. “

The planned multicenter trial is designed to evaluate the safety and efficacy of oral OptinaTM compared with placebo given over a period of 12 weeks in adult patients with DME. Patients will be randomized to receive one of two doses of Optina™ (0.5mg per BMI and 1.0mg per BMI per day) or placebo. After patients have completed 4 weeks of initial treatment, an interim analysis will occur to determine the best dose of OptinaTM. Following the 12 week active treatment period, there will be a further 4 week washout period to determine regression of treatment effect. The primary endpoint is improvement in visual acuity (VA), defined by responder status, compared to placebo. Secondary endpoints are 1) measurements of changes in VA and central macular thickness (CMT) in treated patients compared to placebo and, 2) safety and tolerability of the two Optina™ doses. Following treatment and washout, patients will be assessed for vision regression and a 12 week open label extension study will be offered to evaluate the duration of effect of the optimal dose. A total of 450 patients are expected to enroll.

David Bar-Or, M.D., Chief Scientific Officer and Director of Ampio added, “I am very pleased we have been able to move Optina™ forward. The systemic nature of diabetes which affects, among other things, the microvascular system is manifested by local and systemic inflammation. Optina™ will be administered orally without the requirement for an injection into the eye, and it also has the potential to treat other systemic complications of diabetes such as nephropathy.”

About OptinaTM

Optina™ is a drug based on a low dose of the weak androgen, low-molecular-weight, very lipophilic steroid danazol. Oral administration of low dose danazol to patients with DME is safe with no evidence of serious adverse events. Ampio’s in vitro data suggest that danazol has a biphasic effect on endothelial cells: At low doses, danazol decreases vascular leakage, while at higher concentrations an increase in vascular permeability is observed. This biphasic effect was supported by the efficacy of danazol in vivo at various BMIs. From Ampio’s previously announced results, OptinaTM appears to reduce DME in a BMI dosage-adjusted manner and appears to trend toward improved visual acuity and seems to be safe with few, if any, side effects.1 2

About Diabetic Macular Edema

Diabetic Macular Edema (DME) is a swelling of the retina in diabetic patients due to leaking of fluid from blood vessels within the macula. The macula is the part of the eye responsible for sharp central vision. There are approximately 26 million people in the United States with diabetes and DME can occur in both Type 1 and Type 2 diabetes. Up to 10% of diabetics will develop DME during their lifetime and up to 75,000 new cases of DME are estimated to occur each year in the United States3. Current treatments include anti-VEGF drugs, corticosteroid-based regiments, and laser surgery that helps seal the leaky blood vessels. Drug delivery by injection into the vitreous of the eye is a limitation of these new treatments because of the potential complications due to repeated injections into the eye such as infection, pain, hemorrhage and increased intraocular pressure.

[1]	Bar-Or D, Thomas GW, Salottolo K, et al. Oral Danazol for DME. Retina Today. 2012; Vol. 7, No. 7: 68-70. Available at: http://bmctoday.net/retinatoday/2012/10/article.asp?f=oral-danazol-for-dme
[2]	Thomas GW, Rael LT, Bar-Or R, et al. Biphasic effect of danazol on human vascular endothelial cell permeability and f-actin cytoskeleton dynamics. Biochem Biophys Res Commun. 2012;421:707-712. Available at: http://www.ncbi.nlm.nih.gov/pubmed/22542943
[3]	Ali, F.A. A review of diabetic macular edema. Digital Journal of Ophthalmology, vol. 3, no. 6, 1997. Available at: http://www.djo.harvard.edu/site.php?url=/physicians/oa/387

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company focused on the rapid development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. It aims to provide medicines to improve the health and quality of life of patients with minimal side effects. Ampio is developing compounds that decrease inflammation by 1) inhibition of specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level or 2) activation of a specific phosphatase or depletion of the available phosphate needed for the inflammation process. For more information visit: www.ampiopharma.com.

Forward Looking Statement

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing of Zertane™ and the combination drug in Korea, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q

Investor Contact:

Rick Giles

Director of Investor Relations

Ampio Pharmaceuticals, Inc.

Direct (720) 437-6530

Email: rgiles@ampiopharma.com